                                                                    Exhibit 10.8

Murdock Communications Corporation
1112 - 29th Avenue, SW
Cedar Rapids, IA 52404

Gentlemen:

     We are writing this letter to confirm our agreement ("Agreement") that Berthel Fisher & Company Financial Services, Inc. ("Berthel") has been engaged by Murdock Communications Corporation (the "Company") as exclusive financial advisor and placement agent in connection with the proposed offer and private placement to institutional investors of up to $50 million of the company's senior debt, subordinated debt preferred stock, common stock or related securities (the "Securities") and provide merger and other advisory services.

     This Agreement shall become effective upon the execution hereof by both the Company and Berthel, and the term of this agreement and the exclusive appointment provided for herein shall end eighteen months from the date of such execution by the company (the "Term").

I.   Performance of Services

     Berthel shall act as financial advisor and exclusive agent only with respect to the offer of the Securities on a best efforts private placement basis to qualified institutional Ienders/investors and/or the sale of assets and/or subsidiaries of the Company (the "Financing"), and the merger of the Company ("Merger").

II.  Compensation for Services

A. In partial payment for its services hereunder, Berthel shall receive from the Company (i) a nonrefundable $30,000 retainer fee as compensation for services performed prior to this agreement, payable upon the execution hereof, (ii) $15,000 retainer fee each month of the engagement, payable beginning on the fifteenth day of January, 2000, and on the 15th day of each subsequent month of the engagement, which amounts shall be credited in full against the initial Private Placement Fees and other Advisory Fees (as hereinafter defined) payable under this Agreement.

B. Upon closing of any Financing (including any partial drawdown of any commitment received by the Company in connection therewith), the Company agrees to pay to Berthel in cash a fee (the "Private Placement Fee") in an amount that is equal to (i) two percent (2.0%) of the aggregate gross proceeds of any senior debt, five percent (5.0%) on any subordinated debt, nine percent (9.0%) on any equity related securities, or any similar securities, raised in the Financing. The Company will also pay to Berthel warrants in the Company's common stock equivalent to ten percent (10.0%) of the equity or subordinated debt securities priced at a level of one hundred ten percent (110.0%) of the market price of the common stock as of the Closing date of the Financing. The fee on a conversion of any current debt into equity securities or the exercise of any outstanding warrants shall be two percent (2.0%) of the face amount of the converted debt and/or any warrant related proceeds. There will be no fee charged upon a conversion of debt held by Company insiders and directors. Aggregate gross proceeds shall include the amount of any definitive commitment for availability of funds from any bank or other financial institution entered into by the Company, or any part thereof. It is understood that if the Financing is consummated by means of more than one closing, Berthel shall be entitled to the fees provided herein with respect to each such closing. The Company shall also pay to Berthel a fee of three percent (3.0%) on the sale of any assets or subsidiaries of the Company (with the exception of the PIC/ATN subsidiary to Actel), and a fairness opinion fee of $100,000 for the sale of any individual Company assets or subsidiaries (including to affiliates).

C. Upon the closing of any Merger wherein the Company merges with or sells to another entity (including specifically, but without limitation, Flower.com) in a transaction involving either a stock or asset purchase transaction, the Company shall pay Berthel a Success Fee for a completed merger or sale, in whole or in part, calculated as a percentage of the Aggregate Merger or Sale Price according to the following schedule: 5% of the first $1 million, 4% of the second $1 million, 3% of the third $1 million, 2% of the fourth $1 million and 1% above $4 million of the Aggregate Merger or Sale Price.

     As used in Section II(C), the term Aggregate Merger or Sale Price shall be defined as the present value of the sum of consideration paid by the Acquiror to or for the Company or its shareholders including (i) cash, (ii) the face amount of any installment notes, (iii) the amount of any debt, including long-term or current debt issued in connection with the transaction, (iv) the balance of any debt assumed by the Acquiror, (v) the fair market value of equity or any equity interest(s) issued to the Company or its shareholders, and (vi) the value of any subsequent or contingent payments including, but not limited to, earnouts, non-compete payments and any other compensation paid to the Company, its shareholders or employees in excess of standard amounts paid. For earnouts and other payments that are not readily ascertainable at closing, Berthel will be due its applicable Success Fee as those amounts are paid, unless otherwise mutually agreed upon by both parties to this Agreement.

D. The Company agrees to reimburse Berthel for all reasonable out-of-pocket expenses incurred in carrying out the terms of this Agreement, including travel, telephone, facsimile, courier, computer times charges, attorneys' fees and disbursements. These out-of-pocket expenses will be payable from time to time promptly upon invoicing by Berthel therefor.

     The provisions of this section II shall survive the termination and expiration of this agreement.

III. Indemnification

     The Company and Berthel, hereby agree to the terms and conditions of the Indemnification Agreement attached hereto as Appendix A with the same force and effect as if such terms and conditions were set forth at length herein. The Company represents and warrants that it has the right to enter into this Agreement and that it is not bound by any prior agreement(s), which conflict with or are violated by this Agreement.

IV.  Coordination of Efforts

     In order to coordinate the efforts of Berthel and the Company, and to maximize the possibility of consummating a Financing during the terms of this Agreement, Berthel shall have the sole and exclusive authority to initiate discussions with potential purchasers of the Securities. In the event the company, its directors, officers, employees or shareholders receive any inquiries or conduct any discussions concerning the availability of the Securities for purchase, such inquiries and discussions shall be promptly referred to Berthel.

V.   Disclosure

     Any financial or other advice, descriptive memoranda or other documentation rendered by Berthel pursuant to this Agreement may not be disclosed, quoted or otherwise referred to publicly, to any third party or in any document in any manner without the prior written approval of Berthel. All non-public information provided by the Company to Berthel will be considered as confidential information and shall be maintained as such by Berthel, except as required by law or as required to enable Berthel to perform its services pursuant to this Agreement, until the same becomes known to third parties or the public without release thereof by Berthel.

     The Company agrees to provide to Berthel, among other things, all information reasonably required or required by Berthel or a potential lender/investors, including, but not limited to, information concerning historical and projected financial results and possible and known litigious and other contingent liabilities of the Company. The Company also agrees to make available to Berthel such representatives of the Company, including, among others, directors, officers, employees, outside counsel and independent certified public accountants, as Berthel may reasonably request. The Company will promptly advise Berthel of any material changes in its business or finances. The Company represents that all information made available to Berthel by the Company, including, without limiting the generality of the foregoing, any private placement memorandum or other information materials prepared by or approved by the Company, will be complete and correct in all material respects and will not contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statement therein not misleading in light of the circumstances under which such statements are made. In rendering its services hereunder, Berthel will be using and relying primarily on such Information without independent verification thereof or independent appraisal of any of the Company's assets. Bethel does not assume responsibility for the accuracy or completeness of the information.

     The Company authorizes Berthel to make public notice in the form of a "tombstone," at Berthel's expense, of any Financing concluded under this Agreement.

VI.  Certain Offering Procedures

     The Company and Berthel each represent to the other than, it has not taken, and the Company and Berthel each agree with the other that it will not take, any action, directly or indirectly, so as to cause the Financing or the Merger to fail to be entitled to rely upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the "Act"). In effecting the Financing or Merger, the Company and Berthel each agree to comply in all material respects with applicable provisions of the Act and any regulations thereunder and any applicable state laws and requirements. The Company agrees that any representations and warranties made by it to any lenders/investors in the Financing or Merger shall be deemed also to be made to Berthel for its benefit. The Company agrees that it shall cause any opinion of its counsel delivered to any lenders/investors in the Financing or Merger also to be addressed and delivered to Berthel or to cause such counsel to deliver to Berthel a letter authorizing it to rely upon such opinion. It is understood that, once a lender/investor group becomes identified, customarily special counsel of the Iender/investor group is appointed at the Company's expense to represent all lenders/investors. This means, in practical terms, that the final terms of the Financing or Merger may be modified by negotiation between the Company and the lenders/investors.

VII. Obligations of Berthel Solely to the Company

     The services herein provided are to be rendered solely to the Company. They are not being rendered by Berthel as an agent for or as a fiduciary of the shareholders or the Company, and Berthel shall not have any liability or obligation with respect to its services hereunder to such shareholders or to any other person, firm or corporation.

VIII. Termination

     This engagement may be terminated by the Company or by Berthel at any time after 180 days with or without cause upon written notice to that effect to the other party, but no such termination shall effect Berthel's rights to compensation earned on or prior to such termination (including, without limitation, the Private Placement Fee or the Success Fee described in Article II hereof), and Berthel shall be entitled to reimburse of any reasonable expenses not previously reimbursed. Berthel also shall be entitled to the compensation hereinafter provided in the event that at any time prior to the expiration of eighteen months after expiration or termination of this Agreement a Financing or a Merger is consummated (i) with a lender/investor or merger partner introduced to the Company by Berthel or contacted by Berthel or the Company during the term of this Agreement or (ii) as a result of the use by the Company of materials or other work product prepared by Berthel.

IX.  Entire Agreement, Etc.

     This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels any prior communications, understandings and agreements between the parties. This Agreement cannot be terminated or changed, nor can any of its provisions be waived, except by written agreement signed by all parties hereto. This Agreement shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and Berthel. A facsimile of a signed original of this Agreement shall be sufficient to bind the parties whose signatures appear hereon.

X.   Governing Laws and Jurisdiction

     This Agreement shall be governed by and construed to be in accordance with the laws of the State of Iowa applicable to contracts made and to be performed solely in such state by citizens thereof. Any dispute arising out of this Agreement shall be adjudicated in the courts of the State of Iowa or in the federal courts sitting in the Northern District of Iowa, and the Company hereby agrees that service of process upon it by registered or certified mail at the address shown in this Agreement shall be deemed adequate and lawful. The parties hereto shall deliver notices to each other by personal delivery or by registered mail (return receipt requested) at the addresses set forth above.

XI.  Prior Agreement

     Berthel, Ladenburg Thalmann & Co. Inc. ("Ladenburg") and the Company signed a letter agreement pertaining to the appointment by the Company of Berthel and Ladenburg as exclusive agents for the Company. The letter agreement was signed by Berthel and Ladenburg on October 13, 1999, and by Murdock on November 3, 1999. In a letter from Ladenburg dated December 10, 1999, Ladenburg stated that the letter agreement was never effective because it was not accepted by the Company in accordance with its terms. As between the Company and Berthel, the letter agreement is hereby terminated in all respects.

XII. Acceptance

     Please confirm that the foregoing is in accordance with your understanding by signing on behalf of the Company and returning an executed copy of this Agreement, together with a check for $30,000 drawn in favor of "Berthel Fisher & Company Financial Services, Inc.", whereupon after execution by Berthel it shall become a binding agreement between the Company and Berthel.

                                              Very truly yours,

                                              BERTHEL FISHER & COMPANY FINANCIAL
                                              SERVICES, INC.


                                              By: /s/ Thomas J. Berthel
                                                  ------------------------------
                                                      THOMAS J. BERTHEL,
                                                      Chief Executive Officer

Accepted and agreed to:

MURDOCK COMMUNICATIONS CORPORATION


By: /s/
    ------------------------------
             (signature)

Name & Title:
             ---------------------

Date:
     -----------------------------